Calculation of Filing Fee Tables
S-8
Erasca, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.0001 par value	Other	4,921,480	$ 18.215	$ 89,644,758.20	0.0001381	$ 12,379.95
2	Equity	Common stock, $0.0001 par value	Other	1,278,520	$ 18.12	$ 23,166,782.40	0.0001381	$ 3,199.34
Total Offering Amounts:						$ 112,811,540.60		$ 15,579.29
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 15,579.29
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. (2) Represents 4,921,480 shares of common stock available for future issuance under the Erasca, Inc. 2026 Employment Inducement Incentive Award Plan. (3) This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on August 10, 2026, which date is within five business days prior to filing this registration statement.

[2]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. (4) Represents 1,278,520 shares of common stock issuable upon the exercise of outstanding stock options granted under the Erasca, Inc. 2026 Employment Inducement Incentive Award Plan. To the extent these outstanding stock options expire, lapse or are terminated, such shares of common stock subject to such awards will again be available for future issuance under the Erasca, Inc. 2026 Employment Inducement Incentive Award Plan. (5) This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based upon the weighted average exercise price of these stock options outstanding under the Erasca, Inc. 2026 Employment Inducement Incentive Award Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources